Exhibit 99.1

Contact:

Timothy J. Creech	G. Michael Freeman

Senior Vice President, Finance &	Associate Vice President, Investor
Administrative Services and Acting Chief	Relations and Corporate
Financial Officer	Communications

919-862-1000	919-862-1000

Salix Announces the Promotion of William P. Forbes, PharmD to

President, Medical, R&D and Chief Development Officer

RALEIGH, NC, February 2, 2015 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced the promotion of William P. Forbes, PharmD to President, Medical, Research and Development and Chief Development Officer.

Dr. Forbes previously served as Executive Vice President, Medical, Research and Development and Chief Development Officer. In his new role, Dr. Forbes’ responsibilities will continue to include the development and post-marketing support of numerous products in a variety of therapeutic indications, including gastroenterology, hepatology and infectious disease. Dr. Forbes will report directly to Thomas W. D’Alonzo upon Mr. D’Alonzo, Acting Chief Executive Officer and Chairman of the Board.

Mr. D’Alonzo said: “Since joining Salix 10 years ago, Bill has been instrumental in developing and managing all aspects of our research and development efforts and advancing numerous products through our pipeline to regulatory approval. Under Bill’s leadership, we significantly expanded our flagship rifaximin franchise, receiving approval in 2010 of rifaximin for the treatment of patients with hepatic encephalopathy. Currently Bill is serving a key role in the successful completion of our clinical program in Irritable Bowel Syndrome, which is under review by the FDA. Both IBS-D and HE are significant unmet medical needs and revenue opportunities for Salix. We are confident that with Bill’s ongoing leadership, Salix will continue to grow its pipeline and enhance its development capabilities to the benefit of our shareholders and patients we serve for years to come.”

Dr. Forbes joined Salix in January 2005 as Vice President, Research and Development, and Chief Development Officer, bringing more than 20 years of experience in pharmaceutical development. Before joining Salix, he served as Vice President, Clinical Development and Regulatory Affairs, at Metabasis Therapeutics, Inc. Before that, Dr. Forbes served as a Group Leader at Otsuka America Pharmaceutical, Inc, since 1996, and held various senior management positions in clinical research at Otsuka since 1991. Prior to joining Otsuka, he served as Senior Clinical Research Scientist at Glaxo, Inc. Dr. Forbes received a PharmD from Creighton University and conducted postdoctoral work at the Creighton Cardiac Center and the Cardiovascular Clinical Research Department at Glaxo.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit Salix’s Website at www.salix.com or contact Salix at 919-862-1000. Follow Salix on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on Salix’s Twitter feed, Facebook page and web site is not incorporated in Salix’s filings with the SEC.